Exhibit 99.1.3.6

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT

OF

THE GMS GROUP, L.L.C.

Dated July 22, 2004

TABLE OF CONTENTS

Page

ARTICLE I	FORMATION; NAME; TERM	1
1.1	The Company	1
1.2	Company Name	1
1.3	The Certificate, Etc	1
1.4	Term of Company	1
1.5	Purposes	1
1.6	Offices	1
1.7	Filings	2
1.8	Certain Definitions	2
1.9	Glossary	3
ARTICLE II	CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTION	3
2.1	Initial Capital Contribution	3
2.2	Additional Contributions	3
2.3	Distributions	3
2.4	Withholding	3
2.4	Withholding	3
ARTICLE III	ACCOUNTING; FINANCIAL AND TAX MATTERS	4
3.1	Books and Records; Reports	4
3.2	Fiscal Year	4
3.3	Bank and Investment Accounts	4
3.4	Tax Elections and Accounting Decisions	4
3.5	Tax Classification	5
ARTICLE IV	MANAGEMENT OF THE COMPANY	5
4.1	Management of the Company	5
4.2	Officers	5
4.3	Appointment of Committees	7
ARTICLE V	EXCULPATION; INDEMNIFICATION; LIABILITY	8
5.1	Exculpation	8
5.2	Indemnificatio	8
ARTICLE VI	TERMINATION; DISSOLUTION; LIQUIDATION AND WINDING-UP	9
6.1	Termination of the Company	9
6.2	Dissolution Events	9
6.3	Liquidation and Winding-Up	10
6.4	Survival of Rights, Duties and Obligations	10
ARTICLE VII	TRANSFER	11
ARTICLE VIII	GENERAL PROVISIONS
8.1	Notices	11

8.2	Amendments	10
8.3	Applicable Laws	11
8.4	Severability	11
8.5	Usage	11
8.6	Table of Contents and Headings	11

Schedules

2.1	Capital Contributions, LLC Interests; Address of the Member
4.4	Officers

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THE GMS GROUP, L.L.C.

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of THE GMS GROUP, L.L.C., a Delaware limited liability company (the “Company”), dated as of July 22, 2004, is entered into by GMS GROUP HOLDINGS CORP. (“GMS Holdings”), as sole member of the Company (the “Member”), for the purpose of setting forth the terms and conditions for the operation of the Company. The Company was originally organized by Gruntal Financial Corp. (“Gruntal”), as the sole member on March 7, 1997; Gruntal transferred its interests as a Member to Gruntal Financial L.L.C. (“Gruntal Financial”) on March 28, 1997; Gruntal Financial transferred its interests to Gruntal & Co., L.L.C. (“Gruntal & Co.”) as of September 26, 1997; Gruntal & Co. transferred its interests to Ryan Beck & Co., Inc. (“Ryan Beck”) as of April 26, 2002; Ryan Beck transferred its entire interest in the Company to GMS Holdings as of August 25, 2003.

A glossary of the defined terms used herein appears in Section l.9.

ARTICLE I

FORMATION; NAME; TERM

1.1          The Company. The Company shall be governed by the terms and conditions of this Agreement.

1.2          Company Name. The name of the Company shall be “The GMS Group, L.L.C.” The Company may change its name at any time in accordance with the provisions of the Act.

1.3          The Certificate, Etc. The Member, as authorized person, within the meaning of the Act, shall execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

1.4          Term of Company. The term of the Company commenced on the date of the initial filing of the Certificate with the Secretary of State of the State of Delaware. The Company shall have perpetual existence and shall dissolve and its affairs shall be wound up in accordance with the Act and this Agreement upon the termination or dissolution of the Company in accordance with the terms of this Agreement.

1.5          Purposes. The Company is organized to conduct the business heretofore conducted by the Company and such other businesses for which limited liability companies may be organized under the Act.

1.6          Offices. The principal office of the Company shall be established and maintained at Livingston, New Jersey, or at such other or additional place or places as the

Member shall from time to time determine. The resident agent of the Company in the State of Delaware shall be The Corporation Trust Center, currently at 1209 Orange Street, Wilmington, New Castle County, Delaware 19805. The Company may have other offices, either within or outside of the State of Delaware, at such place or places as the Member may from time to time designate or the business of the Company may require.

1.7          Filings. The Member promptly shall execute and deliver such documents and perform such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business.

1.8          Certain Definitions. As used in this Agreement, terms not defined herein have the meanings ascribed thereto by the Act, and the following terms have the meanings set forth below:

“Available Cash” shall mean, with respect to any or any fiscal year or portion thereof, the total amount of cash derived by the Company from its operations, including, without limitation, proceeds from the sale or other disposition of investments, income, fees, interest and other income attributable to the Company’s business (whether or not includible in the gross income of the Company for Federal income tax purposes), less the portion thereof used to pay amounts owed to the lenders under any note or indebtedness of the Company (or of GMS Holdings), administrative expenses and all other expenses of the Company (including payroll) whether or not deductible for U.S. Federal income tax purposes. Available Cash shall not be reduced by non-cash charges and shall not include capital contributions of the Member. Available Cash shall be estimated in good faith by the Board of Directors for fiscal periods that have not been completed or for which financial statements have not been prepared.

“Debt Service Requirement” shall mean the minimum quarterly debt service obligations of GMS Holdings under a promissory note (the “Seller Note”) issued by GMS Holdings to Ryan Beck on August 25, 2003 in partial payment of the purchase price for the membership interests in the Company.

“Quarterly Tax Distribution Amount” shall mean an amount equal to 30% of Available Cash for the applicable fiscal quarter of the Company, which shall be distributed to the holders of Common Stock of GMS Holdings ratably on April 15, June 15, September 15 and January 15 of each year (each such date, a “Quarterly Distribution Date”).

“Person” means an individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, estate, unincorporated organization, governmental authority or other entity.

“Supplemental Tax Distribution Amount” means an amount equal to 11% of Available Cash of the Company for the applicable fiscal year of the Company (or portion hereof since the Company was owned by GMS Holdings). The Supplemental Tax Distribution Amount shall be distributed ratably to the holders of Common Stock of GMS Holdings on April 10 of

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each year (the “Supplemental Tax Distribution Agreement Date”) of Available Cash from the prior year.

1.9          Glossary. The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Act	1.3
Agreement	Introductory statement
Chairman	4.2(a)
Company	Introductory statement
Dissolution Event	6.2
GMS Holdings	Introductory statement
Gruntal	Introductory statement
Indemnitee	5.2(a)
LLC Interests	2.1
Member	Introductory statement
Officer	4.2(a)
Transfer	7

ARTICLE II

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTION

2.1          Initial Capital Contribution. GMS Holdings is the sole Member of the Company and the owner of all of the membership interests in the Company (“LLC Interests”), unless and until such percentages shall be changed (i) upon the admission or withdrawal of any Member or (ii) in connection with additional contributions to or withdrawal from the capital of the Company.

2.2          Additional Contributions. No Member shall be required or obligated to make additional contributions to the capital of the Company.

2.3          Distributions. The Company shall make such distributions as and when determined by its Board of Directors. Notwithstanding the foregoing, the Company shall be required to make to the Member (i) quarterly distributions at least equal to the Debt Service Requirement and (ii) the Quarterly Tax Distribution Amounts and the Supplemental Tax Distribution Amounts.

2.4          Withholding. Any payments required to be made by the Company to the Member hereunder shall be net of any and all amounts required to be deducted and withheld from such payments under applicable law.

2.5          Membership Certificates. Ownership of a membership interest in the Company may be evidenced by the issuance of a membership certificate in the form approved by

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the Board or Directors. Ownership may be transferred by the endorsement and delivery of such certificate subject to Section 7.1 hereof and applicable law.

ARTICLE III

ACCOUNTING; FINANCIAL AND TAX MATTERS

3.1	Books and Records; Reports.

(a)           The financial officers of the Company shall maintain a system of accounting established and administered in accordance with the principles applicable and accounting method used by the Company for Federal income tax purposes and otherwise in accordance with generally accepted accounting principles, and shall set aside on the books of the Company or otherwise record all such proper reserves as shall be required by generally accepted accounting principles.

(b)           As soon as reasonably practicable after the end of each of the first three quarters of each fiscal year of the Company, the financial officers of the Company shall prepare and distribute to each Member quarterly financial statements of the Company including a balance sheet, capital account balances and profit and loss statement.

(c)           As soon as reasonably practicable after the close of each fiscal year of the Company, there shall be prepared and distributed to the Member the following financial statements, accompanied by the audited report thereon of the independent accountants for the Company: (i) a balance sheet of the Company as at the end of such fiscal year; (ii) a statement of profit and loss for such fiscal year; (iii) a statement of the Member’s Capital Accounts and changes therein for such fiscal year; and (iv) a statement of cash flows of the Company for such fiscal year.

(d)           The Company shall keep or cause to be kept complete and accurate records and books of account in which shall be entered all such transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by persons engaged in businesses of like character. All such books and records shall at all times be made available at the principal office of the Company and shall be open to the reasonable inspection and examination of the Member or its duly authorized representative under reasonable conditions during normal business hours.

3.2	Fiscal Year. The fiscal year of the Company shall be the calendar year.

3.3          Bank and Investment Accounts. All funds of the Company shall be deposited in its name in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Member. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such employee or employees of the Company as the Member may designate.

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3.4          Tax Elections and Accounting Decisions. All determinations as to tax elections and accounting principles shall be made by the Board of Directors.

3.5          Tax Classification. The Board of Directors intends that the Company be disregarded as an entity separate from the Member for federal tax purposes effective as of the date of this Agreement. The Board of Directors shall not file any election for the Company to be taxable as an association for Federal tax purposes.

ARTICLE IV

MANAGEMENT OF THE COMPANY

4.1	Management of the Company.

(a)           Except as otherwise expressly set forth in this Agreement, the business and affairs of the Company shall be managed by and under the direction of a Board of Directors. Notwithstanding the foregoing, the Board of Directors of the Company shall not authorize any of the following transactions without the consent of the holders of at least 66-2/3% of the Stockholders of OMS Holdings: (i) the sale of all or substantially all of the assets of the Company; (ii) the dissolution of the Company; (iii) the merger or consolidation of the Company; or (iv) any amendment to this Agreement. The Board of Directors of the Company shall at all times be comprised of the same persons that are members of the Board of Directors of GMS Holdings. If the composition of the Board of Directors of GMS Holdings shall change, the composition of the Board of Directors of the Company shall change concurrently without any action by the Member.

4.2	Officers.

(a)           The Board of Directors may designate one or more officers of the Company, including a Chairman, a Chief Executive Officer, a President (who may also be the Chief Executive Officer), a Treasurer and a Secretary and may include one or more Executive Vice Presidents one or more Vice Presidents and such other officers as maybe appointed from time to time by the Member (each, an “Officer”, and together, the “Officers”). All Officers as between themselves and the Company shall have such authority and perform such duties in the management of the Company as may be provided in this Article IV or as may be authorized by the Board of Directors. The Board of Directors may establish, increase, reduce or otherwise modify responsibilities of the Officers or may create or eliminate offices as may be considered appropriate. Any number of offices may be held by the same person.

(b)           Each Officer shall hold office until his or her successor shall have been chosen and qualified.

(c)           Any Officer may resign his or her office at any time by delivering a written resignation to the Chief Executive Officer or the Board of Directors. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any Officer may be removed from office by the Board of Directors. Except to the extent expressly provided in a written agreement with the Company, no Officer resigning and no Officer removed shall have any right

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to any compensation for any period following his resignation or removal or, to the fullest extent permitted by law, any right to damages on account of such removal.

(d)           If any vacancy shall occur in any office, such vacancies or newly created offices may be filled by the Board of Directors.

(e)           The Chief Executive Officer shall have responsibility for the general management of the Company, subject to the control of the Board of Directors, and shall also have and may exercise the powers and duties that are specified as applicable to the Chief Executive Officer in this Agreement and such other powers and duties as are assigned to the Chief Executive Officer by the Board of Directors. Without limiting the foregoing, the Chief Executive Officer shall otherwise have authority to make all determinations concerning the retention or employment and the termination of all employees of the Company and the establishment of the terms and conditions of each such employee’s retention or employment, provided, however, the Chief Executive Officer shall not have such authority over the persons that are senior management of the Company without the prior approval of the Board of Directors.

(f)            The President and Chief Executive Officer shall be the chief operating officer and shall have general charge and supervision of the business of the Company and, in general, shall perform all duties incident to the office of president of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board of Directors or as may be provided by law.

(g)           The Vice President or Vice Presidents, at the request or in the absence of the President or during the President’s inability to act, shall perform the duties of the President, and when so acting shall have the powers of the President. If there be more than one Vice President, the Board of Directors may determine which one or more of the Vice Presidents shall perform any of such duties; or if such determination is not made by the Board of Directors, the President may make such determination; otherwise any of the Vice Presidents may perform any of such duties. The Vice President or Vice Presidents shall have such other powers and shall perform such other duties as may from time to time be assigned to him or her or them by the Board of Directors or the President or as may be provided by law.

(h)           The Secretary shall have the duty to record the proceedings of the meetings of the Board of Directors, in a book to be kept for that purpose, shall see that all notices are duly given in accordance with the provisions of this Agreement or as required by law, shall be custodian of the records of the Company, may affix the corporate seal to any document the execution of which, on behalf of the Company is duly authorized, and when so affixed may attest the same, and, in general, shall perform all duties incident to the office of secretary of a corporation and such other duties as may from time to time, be assigned to him or her by the Board of Directors or the President or as may be provided by law.

(i)             The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company and shall deposit or cause to be deposited, in the name of the Company, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by or under authority of the Member. If required by the Board of Directors, the Treasurer shall give a bond for the faithful

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discharge of his or her duties, with such surety or sureties as the Board of Directors may determine. The Treasurer shall keep or cause to be kept full and accurate records of all receipts and disbursements in books of the Company, shall render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Company, and, in general, shall perform all the duties incident to the office of treasurer of a corporation and such other duties as may, from tune to time, be assigned to him or her by the Board of Directors or the President or as may be provided by law.

(j)            The other Officers, if any, of the Company shall have such powers and duties in the management of the Company as shall be stated in a resolution of the Board of Directors which is not inconsistent with the provisions of this Agreement and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors.

(k)           The Officers of the Company as of the date hereof shall be the persons set forth in Schedule 4.2.

4.3	Appointment of Committees.

(a)           The Board of Directors may, by resolution passed by a majority of the Board, designate one or more committees, each committee to consist of one or more Directors, Any such committee, to the extent and only to the extent expressly provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors management of the business and affairs of the Company, except as otherwise provided in 4.3(b) below. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. At all meetings of a committee, a majority of the committee members, which must include, if provided in a resolution adopted by the Board of Directors, the Chairman of the committee, shall constitute a quorum for the transaction of business. Each committee shall appoint a chairman. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Committee members shall serve at the pleasure of the Board.

(b)           Notwithstanding any other provision of this section 4.3, no committee of the Board of Directors shall have power or authority to: adopt an agreement of merger or consolidation; recommend to the Members or authorize the sale, lease or exchange of all or a substantial part of the Company’s property and assets; recommend to the members or authorize the dissolution of the Company or the revocation of a previously duly authorized dissolution; indemnify Directors; or authorize the issuance of any LLC interests.

(c)           Regular meetings of each committee may be held without notice at written request of two or more of the committee members. Notice of a meeting need not be given to any committee member if a written waiver of notice executed by such committee member before or after the meeting, is filed with the records of the meeting, or to any committee member who attends the meeting without protesting prior thereto or at its commencement, the lack of notice. A waiver of notice need not specify the purposes of the meeting. Committee meetings may be telephonic, provided that all members are audible to the others

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ARTICLE V

EXCULPATION; INDEMNIFICATION; LIABILITY

5.1	Exculpation.

(a)           A Person exercising management powers or responsibilities for or on behalf of the Company, whether as the a director, an Officer or otherwise, shall not have personal liability to the Company for damages for any breach of duty in such capacity; provided that nothing in this Section 5.1 shall eliminate or limit the liability of any such Person if (i) his or her actions were committed in bad faith or were the result of its active and deliberate dishonesty and were material to such action, suit or proceeding, (ii) he or she did not reasonably believe that its actions were in good faith and in or not opposed to the best interests of the Company, or (iii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

(b)           Neither the Company nor the Member nor any director or officer of the Company shall be responsible or liable for any indebtedness, liability or obligation of the other incurred either before or after the execution of this Agreement, except as otherwise expressly agreed to and except that the Company shall be responsible and liable for indebtedness, liabilities or obligations incurred in connection with activities within the proper business purposes of the Company and pursuant to direct authorization of a duly authorized Officer of the Company.

5.2	Indemnification.

(a)           The Company shall indemnify any person (an “Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Indemnitee (x) is or was a director or Officer of the Company, (y) at the relevant time, being or having been such an Officer of the Company, or such Indemnitee is or was serving at the request of the Company as a partner, director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (including GMS Holdings), against all expenses, including attorneys’ fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes that (i) its actions were committed in bad faith or were the result of its active and deliberate dishonesty and were material to such action, suit or proceeding, (ii) it did not reasonably believe that its actions were in good faith and in or not opposed to the best interests of the Company, or (iii) it personally gained in fact a financial profit or other advantage to which it was not legally entitled.

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(b)           Any indemnification under Section 5.2(a) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that the indemnification of the Indemnitee is proper under the circumstances because it has met the applicable standard of conduct set forth in Section 5.2(a).

(c)           The Company may, in the discretion of the Board of Directors, pay expenses incurred in defending any action, suit or proceeding described in Section 5.2(a) in advance of the final disposition of such action, suit or proceeding.

(d)           The Company may, in the discretion of the Board of Directors, purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against it, whether or not the Company would have the power by law to indemnify it against such liability.

(e)           The indemnification provided by this Section 5.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Board of Directors or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 5.2 shall continue as to an Indemnitee who has ceased to be an Officer (or other person indemnified hereunder) and shall inure to the benefit of the executor; administrators, legatees and distributees of such person.

(f)            The provisions of this Section 5.2 shall be a contract between the Company, on the one hand, and each Indemnitee who served in such capacity at any time while this Section 5.2 is in effect, on the other hand, pursuant to which the Company and each such Indemnitee intend to be legally bound. No repeal or modification of this Section 5.2 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

ARTICLE VI

TERMINATION; DISSOLUTION; LIQUIDATION AND WINDING-UP

6.1          Termination of the Company. The Company shall be terminated upon the occurrence of a Dissolution Event.

6.2          Dissolution Events. The Company shall be dissolved and its affairs wound up upon any of the following (each a “Dissolution Event”):

(a)	the written consent of the Member; or
(b)	the entry of a decree of judicial dissolution under the Act;

Without limiting the generality of the foregoing, any of the following actions undertaken by or occurring to the Member shall not dissolve the Company: (i) its becoming the subject of bankruptcy or reorganization case under Title 11 of the United States Bankruptcy Code; (ii) it being generally unable to pay its debts as they come due; (iii) its making an assignment for the

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benefit of creditors; (iv) its being adjudged insolvent, or the entering against the Member of a order for relief in any insolvency proceeding; (v) the filing of a petition or answer by or against seeking any reorganization, arrangement, composition, readjustment, rehabilitation, liquidation dissolution or similar relief under any statute, law or regulation; (vi) its filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against in any proceeding of this nature; (vii) its seeking, contesting or acquiescence in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its properties; or (vii) its resignation, expulsion or dissolution.

6.3          Liquidation and Winding-Up. If the Company is dissolved pursuant to Section 6.2, the Company shall be liquidated and wound up in accordance with the Act and the following provisions;

(a)           The financial officers of the Company shall be directed to prepare a balance sheet of the Company in accordance with generally accepted accounting principles as of the date of dissolution, which balance sheet shall be reported upon by the Company’s independent public accountants.

(b)           The assets, properties and business of the Company shall be liquidated by the Member as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, if it is determined by the Member not to sell all or any portion of the properties and assets of the Company, such properties and assets shall be distributed in kind in the order of priority set forth in Section 6.3(c); provided that the fair market value of such properties and assets shall be used in determining the extent and amount of a distribution in kind of such properties and assets in lieu of actual cash proceeds of any sale or other disposition thereof.

(c)           The proceeds of sale of all or substantially all of the properties and assets of the Company and all other properties and assets of the Company not sold, as provided in Section 6.3(b), and valued at the fair market value thereof as provided in Section 6.3(b), shall be applied and distributed as follows, and in the following order or priority:

(i)             first, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for,

(ii)            second, to the setting up of any reserves that are reasonably necessary for any contingent unforeseen liabilities or obligations of the Company or of the Member arising out of, or in connection with, the Company, and

(iii)	third, the remaining proceeds to the Member.

(d)           A certificate of cancellation of the Company, as required by law, shall be filed.

6.4          Survival of Rights, Duties and Obligations. The termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from liability which at the time of such termination, dissolution, liquidation or winding up already had

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accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

ARTICLE VII

TRANSFER

7.1          The Member may sell, give, pledge, assign, hypothecate, encumber, grant a security interest in or otherwise dispose of all or any portion of its LLC Interests (including any beneficial interest therein), or withdraw as a Member (together, “Transfer”), upon such terms as it considers appropriate.

ARTICLE VIII

GENERAL PROVISIONS

8.1          Notices. All notices and other communications hereunder shall be in writing and shall be deemed effective or given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a recognized courier service or an affidavit of the messenger when delivered by hand, or (c) the expiration of seven calendar days after the day when mailed by certified or registered mail, postage prepaid, addressed to the address that the Member has notified the Secretary of the Company from time to time for the purpose of receiving notice hereunder.

8.2          Amendments. This Agreement may be amended from rime to time only upon resolution of the Member.

8.3          Applicable Law. This Agreement, the relations, rights and duties of the Member, and all matters pertaining to the Member and the Company, shall be governed by and construed under and in accordance with the laws of the State of Delaware applicable to agreements entered into and to be performed wholly within such State.

8.4          Severability. In the event that any provision of this Agreement shall be declared to be invalid; illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

8.5          Usage. Any word or term used in this Agreement in any form shall be masculine, feminine, neuter, singular or plural, as proper reading requires.

8.6          Table of Contents and Headings. The table of contents and headings in this Agreement are solely for convenience of reference and shall not affect the interpretation or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, this Agreement has been executed by the undersigned on the date first above written.

GMS GROUP HOLDINGS CORP., its sole Member

By: /s/ John T. Feeney

Name:	John T. Feeney
Title:	President and CEO

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SCHEDULE 2.1

Name and Address of Member	Capital Contribution	Percentage of LLC Interest

GMS Group Holdings Corp.	Acquired from Ryan Beck &	100%
5N Regent Street, Suite 513	Co, LLC.
Livingston, NJ 07039

SCHEDULE 4.2

Officers

John T. Feeney	President and Chief Executive Officer
Paul Konsig	Executive Vice President
Timothy J. Donohue	Senior Vice President, Secretary
Jerry D. Korn	Treasurer